Designated Filer:  Feinberg, Larry N.
Issuer & Ticker Symbol:  Vermillion, Inc. (VRML)
Date of Event Requiring Statement:  August 25, 2017

Explanation of Responses
(1)
Oracle Institutional Partners, L.P. (“Oracle Institutional Partners”) is the record beneficial owner of the warrant to acquire 583,333 shares of Common Stock. Mr. Feinberg is the managing member of Oracle Associates, LLC (“Oracle Associates”), which in turn is the general partner of Oracle Institutional Partners. See also footnote 4 below.

(2)
The reported transactions involved an amendment of an outstanding warrant to reduce the exercise price from $2.00 to $1.00 per share. The amendment is reported above as the cancellation of the old warrant and the acquisition of a new warrant.

(3)	To the extent that any part of this warrant is not exercised by August 31, 2017, the exercise price of the warrant will revert to $2.00 per share and the warrant will expire on December 23, 2017.
(4)
Oracle Partners, L.P. (“Oracle Partners”) is the record beneficial owner of the warrant to acquire 463,298 shares of Common Stock. Oracle Partners and Oracle Institutional Partners shall collectively be referred to herein as the “Oracle Funds”. Because Mr. Feinberg is the managing member of Oracle Associates and Oracle Associates is the general partner of each of the Oracle Funds, they have voting and dispositive power over the shares held by the Oracle Funds. The foregoing is not an admission by Mr. Feinberg or Oracle Associates that it is the beneficial owner of the shares held by the Oracle Funds, and each disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(5)
Solely for purposes of Section 16 of the Securities Exchange Act, each of the Oracle Funds (as defined below), Oracle Associates and Mr. Feinberg, by virtue of their control over the Oracle Funds, may be deemed to be directors-by-deputization by virtue of the Oracle Funds’ contractual right to designate a member of the board of directors of Vermillion, Inc. Eric Varma, a partner of  the Investment Manager, is a member of Vermillion, Inc.’s board of directors.